EXHIBIT 99.2

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

Concierge Technologies Inc. (the Company or “CTI”) acquired Gourmet Foods Limited (“GFL”) for total cash consideration of approximately $1,753,428 on July 31, 2015. The Company financed the acquisition by issuing new common shares & preferred stock shares during the year ended June 30, 2015.

The following unaudited condensed combined pro forma financial statements for the fiscal year ended June 30, 2015 are based upon the historical financial statements of Concierge Technologies, Inc. as of & for the year ended June 30, 2015 and historical financial statements of Gourmet Foods, Ltd. as of and for the year ended March 31, 2015. The unaudited pro forma condensed combined balance sheet as of June 30, 2015 give effect to these transactions as though they had occurred on June 30, 2015. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2015 give effect to these transactions as if they had occurred on July 1, 2014.

The historical information contained in the unaudited pro forma condensed combined financial statements has been adjusted where events are directly attributable to the acquisition, or are likely to have a continuing effect on the consolidated financial statements of Concierge Technologies. The unaudited pro forma condensed combined financial statements should only be read in conjunction with the notes to the unaudited pro forma condensed combined financial statements appearing below and with reference to historical financial statements on file for Concierge Technologies, Inc.

The unaudited pro forma condensed consolidated financial statements are based on estimates and assumptions and are presented for illustrative purposes only and are not necessarily indicative of what the consolidated company’s results of operations actually would have been had the acquisition been completed as of the dates indicated. Additionally, the unaudited pro forma condensed consolidated financial information are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized if the acquisition had been completed as of the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Gourmet Foods Ltd. as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

INDEX

Page

Unaudited Pro-Forma Condensed Combined Balance Sheet	F-3

Unaudited Pro-Forma Condensed Combined Statement of Operations	F-4

Notes to unaudited Pro-Forma Condensed Combined Financial Statements	F-5

CONCIERGE TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2015

	Concierge Technologies	Gourmet Foods, Ltd.	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$1,970,062	$748,829	(2,263,280)	a, b	$455,612
Accounts receivable	95,417	211,034			306,451
Inventory, net	85,849	309,151			395,000
Other current assets		53,985			53,985
Total current assets	2,151,328	1,322,999	(2,263,280)		1,211,047

Deposit	182,931		(182,931)	c	-
Property and equipment, net		732,669	544,271	d	1,276,940
Pro forma Goodwill			202,499	e	202,499
Total assets	$2,334,259	$2,055,668	$(1,699,441)		$2,690,486

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$269,501	$367,290	$(11,062)		625,729
Notes payable - related parties	8,500				8,500
Notes payable	8,500				8,500
Shareholder advance		1,230,444	(1,230,444)	g	(0)
Total liabilities	$286,501	$1,597,734	$(1,241,506)		$642,729

COMMITMENT & CONTINGENCY

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock
Series B	37,543				37,543
Common stock	679,537	15,672	(15,672)	f	679,537
Additional paid-in capital	7,680,248		0		7,680,248
Accumulated deficit	(6,349,570)	442,263	(442,263)	f	(6,349,570)
Total Stockholders' equity (deficit)	2,047,758	457,935	(457,935)		2,047,758
Total liabilities and Stockholders' equity (deficit)	$2,334,259	$2,055,668	$(1,699,441)		$2,690,487

See accompanying notes to unaudited pro forma condensed combined financial statements

CONCIERGE TECHNOLOGIES, INC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended June 30, 2015

	Concierge Technologies	Gourmet Foods, Ltd.	Pro Forma Adjustments	Notes	Pro Forma Combined
Net revenue	$223,565	$4,759,570			$4,983,135

Cost of revenue	188,325	3,437,978			3,626,303

Gross profit	35,240	1,321,592	-		1,356,832

Operating expense
General & administrative expense	166,930	1,361,384			1,528,315
Operating Loss	(131,690)	(39,792)	-		(171,483)

Other income (expense)
Other income (expense)	5,086	7,084			12,170
Interest income (expense)	(77,611)	16,966			(60,645)
Total other income (expense)	(72,525)	24,049	-		(48,476)

Net Loss before income taxes	(204,216)	(15,743)	-		(219,958)

Provision of income taxes	-	(8,037)			(8,037)

Net Loss	$(204,215.61)	$(7,706.01)	$-		$(211,921.62)

Weighted average shares of common stock ~~*~~
Basic & Diluted	472,293,364				472,293,364

Net loss per common share - continuing operations
Basic & Diluted	$(0.00)				$(0.00)

See accompanying notes to unaudited pro forma condensed combined financial statements

Concierge Technologies, Inc. and Subsidiaries
Notes to Unaudited Pro-Forma Condensed
Combined Financial Statements

Note 1 – Description of Transaction

On May 28, 2015 Concierge Technologies, Inc. (the “Company”) entered into an agreement to acquire the assets of Gourmet Foods, Ltd., a New Zealand corporation, subject to satisfactory completion of due diligence and other customary criteria for a transaction of this kind. Gourmet Foods is a baker of New Zealand meat pies and other confections distributed to major grocery stores, convenience stores, restaurants and other retailers throughout New Zealand. The Company placed a cash deposit with Gourmet Foods in accordance with the provisions of the asset purchase agreement, however the parties later elected to change the nature of the transaction to a stock purchase agreement. The Stock Purchase Agreement (the “SPA”) was entered into on July 28, 2015 and was set to close on July 31, 2015 subject to final adjustments to accounts receivable, accounts payable, inventory, employee entitlements and other current assets and liabilities. The Company paid a purchase consideration of NZ$2,597,535 (approximately US$1,753,428) in cash. An independent evaluation was conducted in order to obtain a fair market value of the fixed assets of Gourmet Foods. The remainder of the purchase price was allocated between the difference of acquired assets over liabilities assumed and goodwill.

On August 11, 2015 the parties reached agreement to close the SPA based on the balance sheet information as of July 31, 2015, subject to further adjustments if necessary once certain balances became known without dispute, and the Company remitted the remainder of the purchase price in cash to an account in New Zealand established for the benefit of the shareholders of Gourmet Foods, Ltd. The operations of Gourmet Foods, Ltd. will be consolidated going forward with those of the Company as of August 1, 2015.

The Company financed the purchase by issuing 400,000,000 common shares for net proceeds of $1,160,000 and 32,451,499 Series B preferred stock for net proceeds of $1,840,000 for a total of $3,000,000 in the aggregate.

Note 2 – Basis of Presentation

The unaudited condensed combined pro forma financial statements for the fiscal year ended June 30, 2015 are based upon the financial statements of Concierge Technologies, Inc. as of June 30, 2015 and financial statements of Gourmet Foods, Ltd. as of their fiscal year ended March 31, 2015. The unaudited pro forma condensed combined financial information was prepared under United States Generally Accepted Accounting Principles (“GAAP”).

The acquisition is accounted for under the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under the acquisition method of accounting, the total purchase price, calculated as described in Note 4 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed of Gourmet Foods, Ltd. based on their preliminarily estimated fair values. In order to reach these values, an independent third-party valuation firm was engaged to assist in determining the estimated fair values of property & equipment. The purchase consideration for Gourmet Foods, Ltd. was allocated to tangible assets acquired and liabilities assumed based on their preliminarily estimated fair values at the acquisition date with the excess recorded as pro forma goodwill. The Company believes the preliminarily estimated fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. The fair value estimates for the purchase consideration allocation may change if additional information becomes available.

The accounts of Gourmet Foods, Ltd. use New Zealand dollar as the functional currency.  Revenues and expenses of operations are translated  were converted to United States dollars using average exchange rates while assets and liabilities are translated into U.S. Dollars using exchange rates at the balance sheet date. . Other entries, such as the purchase price, were reflective of the actual dollars expended by the Company in order to complete the transaction.

Note 3 – Accounting Policies

Because Gourmet Foods, Ltd. is located in New Zealand and adheres to local accounting customs and guidance there are differences in the accounting policies between the Company and Gourmet Foods, Ltd. In order to resolve these differences the Company expended considerable effort to convert all accounting records to the standards required under US GAAP. An independent auditor was retained who performed an independent audit of the operations of Gourmet Foods covering the period April 1, 2013 through March 31, 2015 including the starting balance sheet entries and made such adjustments as necessary for the accounting records of Gourmet Foods, Ltd. to conform to those of US GAAP. It is these conforming financial statements of Gourmet Foods, Ltd. that are used to construct the unaudited pro forma condensed combined financial statements.

Note 4 – Preliminary Purchase Price Allocation

The total consideration paid by the Company in order to purchase all of the outstanding shares of Gourmet Foods, Ltd. was $1,753,428. The total amount was paid in cash. The Company also agreed to sign as a guarantor for a particular property lease in Tauranga, NZ being leased by Gourmet Foods, Ltd. There were no other assumptions of liabilities or contingent liabilities taken directly by the Company.

Under the acquisition method of accounting, the total purchase consideration is allocated to Gourmet Foods, Ltd. net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase consideration over the fair value of assets acquired and liabilities assumed was allocated to pro forma goodwill. For purposes of presentation in the unaudited pro forma condensed combined financial information the following table summarizes the preliminary fair value estimate of the net assets acquired as of the Acquisition Date:

Assets

Cash	$50,695
Accounts Receivable	259,662
Pre Payments	11,246
Inventory	256,271
Furniture/Fixtures	1,273,694
Pro forma Goodwill	202,499
Total Assets	2,054,067

Accrued Expenses	37,233
Accounts Payable	216,718
Accrued Holiday Pay	46,013
Employee Entitlements	675
Total Liabilities	300,639

Net Assets Acquired	$1,753,428

Note  5 – Unaudited Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. Pro forma adjustments are necessary to reflect the total purchase price, to reflect the amounts related to Gourmet Foods assets at fair value on the acquisition date,.

Adjustments included under the column heading “Pro Forma Adjustments” represent the following:

a)	Adjusted cash on hand at Concierge Technologies downwards by $1,753,428 to reflect the payment of the total purchase price to acquire the shares of Gourmet Foods
b)
Adjusted cash on hand at Gourmet Foods downwards by $692,783 to reflect the total cash dividend withdrawn by the selling shareholders between the balance sheet date and prior to closing the purchase transaction

c)	To adjust the initial deposit paid towards the purchase of Gourmet Foods shares as it was included in the total purchase price paid at closing in a) above
d)
Property and equipment fair market value was determined by an independent evaluation conducted after the fiscal year-end of Gourmet Foods and subsequently adjusted for additions or deletions until the date of closing. The adjusting entry is required to restate the fixed assets of Gourmet Foods to their fair value on the date of acquisition.

e)	To recognize Pro forma goodwill as the excess of the purchase price over the fair value of the assets being acquired less the liabilities being assumed in the transaction as shown in Note 4.
f)	Reflects the elimination of GFL’s historical equity as part of the acquisition.
g)
Reflects the amount listed as shareholder advances owed to selling shareholders of GFL that will be eliminated against GFL equity as part of the acquisition As Concierge does not owe any amount other than the purchase consideration to the selling shareholders of GFL.